As filed with the Securities and Exchange Commission on November 1, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Florida	04-3639490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis E. O’Donnell, Jr., M.D.

Chief Executive Officer

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Phone: (813) 864-2554

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Curt P. Creely

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

Phone: (813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.001 per share, issuable upon conversion of 8% Secured Convertible Debentures due September 29, 2010	10,576,928 shares	$3.46(2)	$36,596,171	$3,916
Common Stock, par value $.001 per share, issuable upon exercise of Common Stock Purchase Warrants	4,049,826 shares	$3.46(2)	$14,012,398	$1,500
TOTAL	14,626,754 shares		$50,608,569	$5,416

(1)	In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(g) and 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the NASDAQ Global Market on October 26, 2006, which date was within five business days of the date of this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Subject to Completion – Dated November 1, 2006

14,626,754 Shares

Common Stock

This prospectus covers a total of up to 14,626,754 shares of our common stock, par value $.001 per share, that may be offered from time to time by the selling shareholders named in this prospectus. The shares being offered by this prospectus consist of:

•	up to 10,576,928 shares issuable upon the conversion of 8% Secured Convertible Debentures due September 29, 2010 issued by us to the selling shareholders; and

•	up to 4,049,826 shares issuable upon the exercise of warrants issued by us to the selling shareholders.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the above-described warrants by reason of stock splits, stock dividends, or similar events. The foregoing debentures and warrants were acquired by the selling shareholders in a private placement by us that closed on September 29, 2006.

We are registering these shares of our common stock for resale by the selling shareholders named in this prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling shareholders. These shares are being registered to permit the selling shareholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling shareholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 38.

Our common stock is traded on the NASDAQ Global Market under the symbol “ABPI.” On October 26, 2006, the last reported sale price of our common stock was $3.35 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

In this prospectus, we use the terms “Accentia,” “our company,” “we,” “us” and “our” to refer to Accentia Biopharmaceuticals, Inc. and its subsidiaries

ACCENTIA BIOPHARMACEUTICALS, INC.

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

We are a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. We have two product candidates entering or in Phase 3 clinical trials. Our first such product candidate, SinuNase™, is being developed as a treatment for chronic rhinosinusitis (CRS), also commonly referred to as chronic sinusitis, which is a chronic inflammatory condition of the paranasal sinuses that results in nasal congestion, facial pain and pressure, nasal discharge, and headaches. SinuNase, is an amphotericin B suspension that is self-administered into a patient’s nasal cavity for the treatment of CRS. If approved by the FDA, we expect that SinuNase would be the first pharmaceutical product indicated for the treatment of chronic sinusitis. We submitted an Investigational New Drug Application, or IND, with the FDA for SinuNase in April 2005 and expect to commence the first of two concurrent Phase 3 clinical trials for SinuNase by the end of calendar year 2006 in patients who have recurrent CRS.

Our second product candidate, BiovaxID™, is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkins lymphoma, or follicular NHL. Follicular NHL is a cancer of the lymphatic system that results when the body’s follicle center cells, which are a type of white blood cell, become abnormal and eventually spread throughout the body growing and dividing in an uncontrolled fashion. BiovaxID is a customized anti-cancer vaccine that is derived from a patient’s own cancer cells and is designed to utilize the power of the patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells. We produce this vaccine by extracting the patient’s tumor cells and then replicating and purifying the unique antigen that is present only on the surface of the patient’s own tumor cells. BiovaxID is being developed by Biovest International, Inc., a publicly held company in which we currently hold approximately 72% of the outstanding capital stock. The sponsorship of the IND for BiovaxID was formally transferred by the National Cancer Institute (NCI) to us in April 2004 in connection with a cooperative research and development agreement that we previously had with the NCI. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID in patients with the indolent, or low-grade, form of B-cell follicular NHL. This clinical trial was started in 2000 by the NCI, and as of September 30, 2006, we had 17 clinical sites and 216 patients enrolled in the trial.

In addition to SinuNase and BiovaxID, we have a specialty pharmaceutical business with several currently marketed products and an additional product under development. Our specialty pharmaceutical business markets and sells pharmaceutical products through our own dedicated sales force. We currently market and sell three prescription antitussive decongestants marketed under the name Respi~TANN® and MD Turbo™, a breath-actuated inhaler device that can be used with most metered-dose inhalers typically used by patients with asthma and chronic obstructive pulmonary disease. Until October 27, 2006, we marketed and sold three narcotic pain formulations under the name Xodol™, but we recently sold our rights to those products. We also have one prescription product under development, which is

AllerNase, an intranasal topical steroid indicated for the treatment of allergic and non-allergic rhinitis.

We were incorporated in Florida in 2002. Our principal executive offices are located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Our telephone number at that address is (813) 864-2554. Our Internet website address is www.accentia.net and all of our filings with the Securities and Exchange Commission are available free of charge on our website. Any information that is included on or linked to our Internet site is not a part of this prospectus.

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “RISK FACTORS” section of this prospectus.

All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on September 30. For example, a reference to “2005” or “fiscal 2005” means the 12-month period that ended September 30, 2005.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest in our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus. This discussion contains forward-looking statements. See “FORWARD-LOOKING STATEMENTS” for a discussion of uncertainties, risks and assumptions associated with these statements.

Risks Related to Our Business

We are largely dependent on the success of our two most significant product candidates, SinuNase and BiovaxID, and we may not be able to successfully commercialize these therapies.

We have expended and will continue to expend significant time, money, and effort on the development of our two most significant product candidates, SinuNase and BiovaxID. We have incurred significant costs and may never generate significant revenues from commercial sales of these products, if approved. Neither of these products is approved for marketing in any jurisdiction, and they may never be commercialized. Before we can market and sell these products, we will need to demonstrate in clinical trials that these products are safe and effective and will also need to obtain necessary approvals from the U.S. Food and Drug Administration, or FDA, and similar foreign regulatory agencies.

If we fail to successfully commercialize either or both of SinuNase and BiovaxID, we may be unable to generate sufficient revenue to sustain and grow our business, and our business, financial condition, and results of operations will be adversely affected.

If we fail to obtain FDA approval of SinuNase, BiovaxID, or any of our other current or future product candidates, we will be unable to commercialize these products.

Development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The process of obtaining FDA approval of pharmaceutical products is costly and time consuming. Any new pharmaceutical product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA. Such regulatory review includes the determination of manufacturing capability and product performance.

In addition to seeking approval from the FDA for SinuNase and BiovaxID, we intend to seek the governmental approval required to market our products in England, Germany, France, Italy, Spain, and potentially additional countries. We anticipate commencing the applications required in some or all of these countries following approval by the FDA; however, we may determine to file applications in advance of the FDA approval if we determine such filings to be both time and cost effective. Marketing of our products in these countries, and in most other countries, is not permitted until we have obtained required approvals or exemptions in each individual country.

In addition, patient-specific active immunotherapies such as BiovaxID are complex, and regulatory agencies lack experience with them. To date, the FDA has not approved for marketing a patient-specific active idiotype immunotherapy for any form of cancer. This lack of precedent and experience may lengthen the regulatory review process and impede our ability to obtain timely FDA approval for BiovaxID, if at all. Even if BiovaxID is approved by the FDA, the FDA’s lack of precedent and experience with respect to a patient-specific active idiotype vaccine may increase our development costs and otherwise delay or prevent commercialization.

There can be no assurance that the pharmaceutical products currently in development, or those products acquired or in-licensed by us, will be approved by the FDA. In addition, there can be no assurance that all necessary approvals will be granted for future products or that FDA review or actions will not involve delays caused by the FDA’s request for additional information or testing that could adversely affect the time to market and sale of the products. For our currently marketed products and our future products, failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions.

Any delay in any approval or any failure to obtain approval of a product could delay or impair our ability to commercialize that product and to generate revenue as well as increase costs for that product.

Before we can seek regulatory approval of SinuNase, BiovaxID, or any other product candidates, we may need to successfully complete clinical trials, outcomes of which are uncertain.

Conducting clinical trials is a lengthy, time-consuming, and expensive process, and the results of these trials are inherently uncertain. Completion of necessary clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	ineffectiveness of our product candidate or perceptions by physicians that the product candidate is not safe or effective for a particular indication;

•	inability to manufacture sufficient quantities of the product candidate for use in clinical trials;

•	delay or failure in obtaining approval of our clinical trial protocols from the FDA or institutional review boards;

•	slower than expected rate of patient recruitment and enrollment;

•	inability to adequately follow and monitor patients after treatment;

•	difficulty in managing multiple clinical sites;

•	unforeseen safety issues;

•	government or regulatory delays; and

•	clinical trial costs that are greater than we currently anticipate.

Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial or require us to conduct additional trials. We do not know whether our existing or any future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. Our clinical trials may be suspended at any time for a variety of reasons, including if the FDA or we believe the patients participating in our trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

Failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospects, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

We have incurred significant costs in our development efforts to date and may never generate significant revenues from commercial sales of our product candidates, if approved.

With respect to our product candidates, we have focused primarily on developing and preparing for the regulatory approval process for SinuNase, the patented therapy for CRS that we license from Mayo Foundation and conducting clinical trials and seeking regulatory approval for BiovaxID, a patient-specific vaccine for treating indolent follicular NHL. With respect to SinuNase, we have paid $2.0 million in up-front royalties on this product. To date, we have received only limited revenues in connection with sublicensing fees from pharmacies for using the patented therapy for CRS to compound patient-specific anti-fungal nasal products. We have generated no revenues to date from the commercial sale of BiovaxID and must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of this vaccine. Our net loss for the fiscal years ended September 30, 2005 and 2004 was $44.5 million and $23.2 million, respectively, and for the nine months ended June 30, 2006 was $26.2 million. As of June 30, 2006, we had an accumulated deficit of $144.4 million. We expect to continue to incur significant operating expenses and capital expenditures as we:

•	conduct clinical trials;

•	conduct research and development on existing and new product candidates;

•	seek regulatory approvals for our product candidates;

•	commercialize our product candidates, if approved;

•	hire additional clinical, scientific, sales and marketing and management personnel; and

•	identify and license additional product candidates.

If product candidates fail in clinical trials or do not gain regulatory approval or gain regulatory approval for more restricted indications than we have anticipated, we may not generate significant revenues from any of our product candidates. In addition, we may continue to experience net losses for the foreseeable future, in which case our accumulated deficit will continue to increase, and we may exhaust our resources and be unable to complete the development of our product candidates. If we are unable to fund the continuing development of our product candidates or if we fail to generate significant revenues from any of our product candidates, you could lose all or part of your investment.

We anticipate that we will need substantial additional funding in the future, and if we are unable to raise capital when needed, we would be forced to delay, reduce, or eliminate our product development programs or commercialization efforts.

Developing biopharmaceutical products, conducting clinical trials, establishing manufacturing capabilities, and marketing developed products is expensive. We anticipate that we will need to raise substantial additional capital in the future in order to complete the commercialization of SinuNase following the submission of the NDA and to fund the development and commercialization of our specialty pharmaceutical product candidates. Furthermore, we anticipate that Biovest will need to raise substantial additional capital in order to continue the clinical trials for BiovaxID. Based on our current operating plans, we expect that our existing capital and cash flow from operations, together with borrowing availability under our existing lines of credit, will be sufficient to fund our operations and development activities into the fourth quarter of fiscal 2007. We have received a report from our independent registered public accounting firm on our consolidated financial statements for our fiscal years ended September 30, 2005, 2004, and 2003, in which our auditors have included explanatory paragraphs indicating that our significant net losses and working capital deficiency cause substantial doubt about our ability to continue as a going concern.

We expect to finance future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. If our Biovest subsidiary raises funds through the issuance of equity securities, our equity interest in Biovest could be substantially diminished. If our Biovest subsidiary raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that are not favorable to us. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets or business units (such as specialty pharmaceuticals, market services or cell culture equipment) that are non-essential to the ongoing development or future commercialization of SinuNase, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at this time.

We cannot predict the impact, if any, that “Fast-Track” status will have on the regulatory approval process for SinuNase and BiovaxID.

The FDA has granted “Fast-Track” review status to both SinuNase and BiovaxID, which means that these products may be eligible for expedited review procedures by the FDA. However, we cannot predict the impact, if any, that Fast-Track designation will actually have on the duration of the regulatory approval process for these product candidates, and the FDA may deny regulatory approval of either or both of these product candidates notwithstanding their Fast-Track designation.

Failure to enroll patients in our clinical trials may cause delays in developing SinuNase, BiovaxID, or any other product candidate.

We may encounter delays in development and commercialization, or fail to obtain marketing approval, of SinuNase, BiovaxID, or any other product candidate that we may develop if we are unable to enroll enough patients to complete clinical trials. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial, and competing clinical trials. We have from time to time experienced, and are currently experiencing, slower-than-expected patient enrollment in our BiovaxID clinical trial. To complete enrollment of our Phase 3 clinical trial for BiovaxID in calendar year 2007, as anticipated, we will need to continue our efforts to significantly increase the rate at which we are enrolling patients in that trial and to increase the number of clinical trial sites. Also, the Phase 3 clinical trial for our BiovaxID vaccine may experience slower-than-anticipated enrollment due to an increasing tendency of physicians to prescribe Rituxan, a monoclonal antibody, as a first line of treatment for NHL instead of chemotherapy, while our clinical trial protocol for BiovaxID requires a patient to first achieve a six-month remission following chemotherapy treatment. The NCI Data Safety Monitoring Board (DSMB) for BiovaxID has expressed concerns about the rate of enrollment in our BiovaxID clinical trial and has therefore recommended that the trials be discontinued at the NCI site. Accordingly, we are transferring the safety and monitoring oversight function in this trial to a new global DSMB and will designate a new principal investigative site. Delays in planned patient enrollment may result in increased costs and harm our ability to complete our clinical trials and obtain regulatory approval.

In light of the perceived change in the standard of care for initial treatment of NHL, we have submitted a Protocol amendment to the FDA to add a CHOP-R treatment arm to the trial. CHOP-R is an alternative chemotherapy regimen that includes Rituxan. We have received the verbal approval of this amendment from FDA, and upon formal approval of the amended Protocol, we will commence accrual of patients to the trial who will receive CHOP-R. While we expect that this alternative chemotherapy will significantly increase patient accrual, we cannot guarantee that the enrollment increase will be sufficient to complete trial enrollment in the desire timeframe.

Our clinical trials for SinuNase and/or BiovaxID may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these product candidates or cease our trials.

We are currently engaged in a pivotal Phase 3 clinical trial for BiovaxID, and we intend to commence two concurrent Phase 3 clinical trials for SinuNase, with the initial trial expected to commence by the end of calendar year 2006. We do not know whether our existing or future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. For example, safety and efficacy results attained in our anticipated Phase 3 clinical trials for SinuNase may be less positive than the results obtained in Mayo Clinic’s previous clinical trials for SinuNase, and we may be unable to establish efficacy or the safety profile required for approval without supporting Phase 1 and 2 studies. Furthermore, we could be required to conduct a Phase 2 study prior to, or contemporaneously with, the Phase 3 studies, or could be required to conduct more than two Phase 3 clinical trials for SinuNase if our two initial concurrent trials are not confirmatory. With respect to BiovaxID, safety and efficacy results attained in our pivotal Phase 3 clinical trial for BiovaxID may be less positive than the results obtained in the NCI’s Phase 2 clinical trials for BiovaxID. Because our clinical trials for both BiovaxID and SinuNase may produce negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these product candidates or cease our clinical trials. If this happens, we may not be able to obtain approval for these products or the anticipated time to market for these products may be substantially delayed, and we may also experience significant additional development costs. We may also be required to undertake additional clinical testing if we change or expand the indications for our product candidates.

The clinical trials for SinuNase and BiovaxID have demonstrated that certain side effects may be associated with these treatments, and ongoing or future clinical trials may reveal additional unexpected or unanticipated side effects.

In clinical trials conducted to date by Mayo Clinic, a small number of CRS patients have demonstrated a sensitivity or suspected allergy to amphotericin B that was non-systemic and temporary, but these patients fully recovered quickly after the cessation of treatment with amphotericin B. A relatively small number of patients in the BiovaxID clinical trials have experienced adverse events, none of which were life-threatening, at the time of vaccine or control administration, but it seems likely from the nature of these events that they were either unrelated to the study or were due to the concomitant administration of GM-CSF. Also, skin irritation consisting of redness and induration, or hardening of the tissue, at the site of BiovaxID or control injection has been noted, but this condition has generally lasted only a few days and was limited to skin surrounding the injection site. The NCI Data Safety Monitoring Board (DSMB) for BiovaxID, which historically has reviewed all adverse event reports related to BiovaxID, has not expressed any concerns to date about the safety of the vaccine, although we are transferring the trial to a new DSMB following concerns raised by the NCI DSMB regarding administrative matters, including the rate of enrollment in our BiovaxID clinical trial. We cannot guarantee that our current or future trials for BiovaxID and SinuNase will not demonstrate additional adverse side effects that may delay or even preclude regulatory approval. Even if either or both of BiovaxID and SinuNase receive regulatory approval, if we or others identify previously unknown side effects following approval, regulatory approval could be withdrawn and sales of the product could be significantly reduced.

If we do not in the future obtain a license from Mayo Foundation for anti-fungals other than amphotericin B in the treatment of CRS, then Mayo Foundation will not be precluded from licensing its patented CRS therapy to third parties using other anti-fungals.

Our rights to SinuNase are based on a license agreement with Mayo Foundation for Medical Education and Research. Our license agreement with Mayo Foundation gives us the exclusive worldwide right to commercialize Mayo Foundation’s patented CRS treatment method using the anti-fungal amphotericin B. Although Mayo Foundation’s clinical trials on its CRS therapy were based on the use of amphotericin B, Mayo Foundation’s patents and patent applications with respect to the therapy broadly apply to the topical application of any anti-fungals for the treatment of CRS. In December 2005, we entered into an Option Agreement with Mayo Foundation giving us the exclusive right until December 2006 (which has since been extended to December 2007), without obligation, to seek to negotiate a license for all anti-fungals in addition to Amphotericin B. In the event that we are not successful in negotiating such additional licenses, Mayo Foundation is not precluded from licensing to third parties, including potential competitors, the use of anti-fungals other than amphotericin B for the treatment of CRS. If Mayo Foundation grants such a license to a third party, and if the use of such other anti-fungal is shown to have an efficacy and safety profile that equals or exceeds that of amphotericin B for this application, we may not be able to commercialize or generate revenue from SinuNase and our business, financial condition, and results of operations could be adversely affected.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Significant delays in clinical testing could materially impact our product development costs. We do not know whether planned clinical trials will begin on time, will need to be restructured, or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence and continue a study, delays in reaching agreement on acceptable clinical study terms with prospective sites, delays in obtaining institutional review board approval to conduct a study at a prospective site, and delays in recruiting patients to participate in a study. For example, when the IND for BiovaxID was transferred by the NCI to us, we experienced delays in our clinical trials because the investigative sites for the trials were required to get new approvals from institutional review boards, which are independent bodies that oversee the conduct of research involving human subjects.

The FDA may require that we conduct clinical studies on the safety and efficacy of our drug product candidates for all relevant pediatric populations as part of the approval process. We have applied for a pediatric assessment waiver from FDA for our Emezine product and plan to submit waiver applications for our other products, as applicable, but we can make no assurances that such waivers will be granted. If the FDA requires us to amend our study protocols to address pediatric populations, the approval of our products may be delayed.

In addition, we typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to oversee the operations of such clinical trials and to perform data collection and analysis. As a result, we may face additional delays outside of our control if these parties do not perform their obligations in a timely fashion. Significant delays in testing or regulatory approvals for SinuNase, BiovaxID, or any of our other current or future product candidates, could cause delays in, and could even prevent, the commercialization of such product and generation of revenue from that product and could cause our costs to increase.

Inability to obtain regulatory approval for our manufacturing facility or to manufacture on a commercial scale may delay or disrupt our commercialization efforts.

Before we can obtain FDA approval for any new drug, the manufacturing facility for the drug must be inspected and approved by the FDA. Therefore, before we can obtain the FDA approval necessary to allow us to begin commercially manufacturing BiovaxID, we must pass a pre-approval inspection of our BiovaxID manufacturing facility by the FDA. In order to obtain approval, we will need to ensure that all of our processes, methods, and equipment are compliant with the current Good Manufacturing Practices, or cGMP, and perform extensive audits of vendors, contract laboratories, and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. We have undertaken steps towards achieving compliance with these regulatory requirements required for commercialization. In complying with cGMP, we will be obligated to expend time, money, and effort in production, record keeping, and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we could experience product liability claims from patients receiving our vaccines, we might be subject to possible regulatory action and we may be limited in the jurisdictions in which we are permitted to sell BiovaxID.

We are currently manufacturing BiovaxID for our clinical trials at our facility in Worcester, Massachusetts. Our manufacturing facility in Worcester is currently subject to licensing requirements of the Massachusetts Department of Public Health. Our facility is subject to inspection by the FDA as well as by the Massachusetts Department of Public Health at any time. Failure to obtain and maintain a license from the Massachusetts Department of Public Health or to meet the inspection criteria of the FDA and the Massachusetts Department of Public Health would disrupt our manufacturing processes, increase costs, and would harm our business. If an inspection by the FDA, the Massachusetts Department of Public Health, or foreign regulatory authorities indicates that there are deficiencies, we would be required to take remedial actions or our facility may be closed, and we may be subject to additional enforcement activity.

In order to commercialize BiovaxID, or any other immunotherapies that we may develop, we will need to develop and qualify one or more additional manufacturing facilities. Preparing a facility for commercial manufacturing may involve unanticipated delays, and the costs of complying with state, local, and FDA regulations may be higher than we anticipated. In addition, any material changes we make to the manufacturing process may require approval by the FDA and state or foreign regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays. Such delays could increase costs and adversely affect our business. In general, the FDA views cGMP standards as being more rigorously applied as products move forward in development and commercialization. In seeking to comply with these standards, we may encounter problems with, among other things, controlling costs and quality control and assurance. Although we believe that our BiovaxID manufacturing facility in Worcester, Massachusetts is currently cGMP compliant, it may be difficult to maintain compliance with cGMP standards as the development and commercialization of BiovaxID progresses, if it progresses. In addition, although we intend to use the Worcester facility for purposes of commercial-scale manufacturing of BiovaxID, the demands and increasingly rigorous cGMP standards that will be applicable to that facility may require us to construct a new and different facility or seek a third-party contract manufacturer for the therapy, which could also cause increased costs.

We have been denied orphan drug exclusivity for BiovaxID, and our competitors may obtain orphan drug exclusivity.

We have applied for orphan drug designation for the use of BiovaxID for the treatment of certain forms of follicular B-cell NHL. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a Biologics License Application, or BLA. After the FDA grants orphan drug designation to a product, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances such as greater effectiveness, greater safety, major contribution to patient care, or inadequate supply. Even though we have applied for orphan drug status, the FDA has determined that BiovaxID is ineligible for orphan drug designation in the absence of further information and clarification. Although we have successfully achieved the equivalent of Orphan Drug designation in the European Union, we have not yet determined whether we will continue to pursue orphan drug designation for BiovaxID in the U.S. Even if designated as an orphan drug, BiovaxID may not be approved, or may not be approved before other applications, or granted orphan drug exclusivity if approved. Our competitors may obtain orphan drug exclusivity for products competitive with our product candidates before we do or even if we do not obtain such status, in which case we would be excluded from that market if the FDA deems the competitive drug to be the same drug as BiovaxID. Even if we obtain orphan drug exclusivity for BiovaxID, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product.

The commercialization of our product candidates may not be profitable.

In order for the commercialization of our product candidates to be profitable, our products must be cost-effective and economical to manufacture on a commercial scale. Furthermore, if our products do not achieve market acceptance, we may not be profitable. Subject to regulatory approval, we expect to incur significant sales, marketing, and manufacturing expenses in connection with the commercialization of SinuNase, BiovaxID, and our other product candidates. Even if we receive additional financing, we may not be able to complete planned clinical trials and the development, manufacturing, and marketing of any or all of our product candidates. Our future profitability will depend on many factors, including, but not limited to:

•	the cost and timing of developing a commercial scale manufacturing facility or the costs of outsourcing our manufacturing of BiovaxID;

•	the costs of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights;

•	the costs of establishing sales, marketing, and distribution capabilities;

•	the effect of competing technological and market developments; and

•	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Even if we receive regulatory approval for BiovaxID, including regulatory approval of a commercial scale manufacturing facility, we may not ever receive significant revenues from BiovaxID. Additionally, although we currently receive licensing revenue from compounding pharmacies to produce anti-fungal solutions for CRS upon the prescription of licensed physicians, we may not receive significant revenues from an FDA-approved CRS therapy for many years. With respect to the products in our development pipeline that are being developed by third parties, our ability to generate revenues from those products will depend in large part on the efforts of those third parties. To the extent that we are not successful in commercializing our product candidates, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.

We have no experience manufacturing BiovaxID or any other immunotherapies for the number of patients and at a cost that would enable widespread commercial use.

To date, we have only manufactured BiovaxID in quantities necessary to support our ongoing clinical trials for BiovaxID. We have no experience in manufacturing BiovaxID, or any other immunotherapies, for the number of patients and at a cost that would support commercial use. In addition, since no other company has manufactured for commercial sale a patient-specific immunotherapeutic product derived from the patient’s own cancer cells, there are no precedents from which we could learn. If we or a third party are unable to manufacture sufficient quantities of BiovaxID at a reasonable cost to support commercial use, we will not be able to commercialize BiovaxID and generate revenue, despite significant development expenditures.

We may experience difficulties in manufacturing BiovaxID or in obtaining approval of the change in manufacturing site from the FDA, which could prevent us from completing our ongoing clinical trials and delay the commercialization of BiovaxID.

Manufacturing BiovaxID is complex and requires coordination internally among our employees as well as externally with physicians, hospitals and third-party suppliers and carriers. This process involves several risks that may lead to failures or delays in manufacturing BiovaxID, including:

•	difficulties in obtaining adequate tumor samples from physicians;

•	difficulties in timely shipping of tumor samples to us or in the shipping of BiovaxID to the treating physicians due to errors by third-party carriers, transportation restrictions or other reasons;

•	destruction of, or damage to, tumor samples or BiovaxID during the shipping process due to the improper handling by third-party carriers, hospitals, physicians or us;

•	destruction of, or damage to, tumor samples or BiovaxID during storage at our facility; and

•	difficulties in ensuring the availability, quality, and consistency of materials provided by our suppliers.

If we experience any difficulties in manufacturing BiovaxID, or any other immunotherapies that we may develop, our ongoing clinical trials may be delayed and commercialization of BiovaxID, or any other immunotherapies that we may develop, may be delayed, resulting in delays in generating revenue and increased costs.

In addition, changes to the manufacturing process during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities, such as the possible expansion to additional facilities that may be required for successful commercialization of the vaccine, resulting in increased costs.

A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If we demonstrate comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. The FDA will determine if comparability data are sufficient to demonstrate that additional clinical studies are unnecessary. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or FDA approval of BiovaxID may be delayed, which would cause delays in generating revenue and increased costs.

We are dependent on third-party development partners for the development and regulatory approval of some of our products and on third-party contract manufacturers for the supply of many of our products.

Some of the products in our development pipeline are being developed by third parties, and in some cases, these third parties are responsible for obtaining necessary regulatory approvals for the products. In addition, with the exception of BiovaxID, we currently rely, or will in the future rely, on third-party contract manufacturers to produce our currently marketed products and the product candidates in our pipeline. We are or will be substantially dependent on the following third-parties in connection with the following products:

•	Collegium Pharmaceutical, Inc. is the developer of our AllerNase product, which is to be manufactured through a third-party contract manufacturer.

•	The MD Turbo device was developed by Respirics, Inc., which was responsible for seeking regulatory clearance or approval of the product. Respirics will also be the exclusive supplier of MD Turbo to us, and Respirics will be responsible for engaging and managing one or more contract manufacturers for the product.

•	Kiel Laboratories is the exclusive manufacturer for our Respi~TANN product.

Our ability to commercialize the products that we develop with our partners and generate revenues from product sales depends on our partners’ ability to assist us in establishing the safety and efficacy of our product candidates, obtaining and maintaining regulatory approvals and achieving market acceptance of the products once commercialized. Our partners may elect to delay or terminate development of one or more product candidates, independently develop products that could compete with ours, or fail to commit sufficient resources to the marketing and distribution of products developed through their strategic relationships with us. If our partners fail to perform as we expect, our potential for revenue from products developed through our strategic relationships with them could be dramatically reduced.

The risks associated with our reliance on contract manufacturers include the following:

•	Contract manufacturers may encounter difficulties in achieving volume production, quality control, and quality assurance and also may experience shortages in qualified personnel and obtaining active ingredients for our products.

•	If we need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these manufacturers in advance. This would involve testing and pre-approval inspections to ensure compliance with FDA and foreign regulations and standards.

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Contract manufacturers are subject to ongoing periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with cGMP and other governmental regulations and corresponding foreign standards. Other than through contract, we do not have control over compliance by our contract manufacturers with these regulations and standards. Our present or future contract manufacturers may not be able to comply with cGMP and other FDA requirements or similar regulatory requirements outside the United States. Failure of contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us in some cases, including fines, injunctions, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect our business.

•	Contract manufacturers may breach the manufacturing agreements that we or our development partners have entered into with them because of factors beyond our control or may terminate or fail to renew a manufacturing agreement based on their own business priorities at a time that is costly or inconvenient for us.

If we are not able to obtain adequate supplies of our current and future products, it will be more difficult for us to develop our product candidates and compete effectively. If we or any of our third-party development partners are unable to continue to access sufficient supply from our third-party contract manufacturers, we may not be able to find another suitable source of supply that meets our need to manufacture the MD Turbo device or any of our other products. Dependence upon third parties for the manufacture of our product candidates may reduce our profit margins, if any, on the sale of our products and may limit our ability to develop and deliver products on a timely and competitive basis, which could delay our ability to generate revenue and increase costs.

Some of our specialty pharmaceutical products are not the subject of FDA-approved new drug applications.

New drugs must be the subject of an FDA-approved NDA, or ANDA, application demonstrating safety and effectiveness before they may be marketed in the United States. Some prescription and other drugs marketed by pharmaceutical companies are not the subject of an approved marketing application because new drug applications requiring demonstration of safety and effectiveness were not required at the time that these active ingredients were initially marketed. While the FDA reviewed classes of these products in the 1960s and 1970s as part of the Drug Efficacy Study Implementation (DESI) program, there are several types of drugs, including some cold and cough drugs, that the FDA has not yet evaluated and remain on the market without FDA approval.

Respi~TANN® is marketed in the United States without an FDA-approved marketing application because it has been considered by us to be identical, related, or similar to products that have existed in the market without an NDA or ANDA. This product is marketed subject to the FDA’s regulatory discretion and/or enforcement policies. FDA has adopted a risk-based enforcement policy concerning unapproved drugs. The agency has articulated that, in enforcing the new drug application requirements, it prioritizes drugs that pose potential safety risks, lack evidence of effectiveness and prevent patients from seeking effective therapies, and those that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require us to also file a NDA or ANDA application for that same drug in order to continue marketing it in the United States. While the agency generally provides sponsors a one year grace period, the agency is not statutorily required to do so. In addition, although we may be given time to submit a marketing application before the agency would take enforcement action, the time it takes us to complete the necessary clinical studies and submit an application to FDA may exceed this time period, resulting in an interruption of marketing. It is also possible that the FDA could disagree with our determination that this product is identical, related, or similar to products that have existed in the marketplace without an NDA or ANDA.

In addition, our Respi~TANN product contains a timed-release dosage mechanism utilizing tannic acid. In 1960, the FDA issued a policy stating that when a timed-release dosage feature is added to a drug, then an approved NDA is required in order to market the drug. While listed in the Code of Federal Regulations, this policy has never gone through the notice and comment rulemaking process required for the development of an FDA regulation. Additionally, numerous tannic-acid based medications have been introduced by other pharmaceutical companies since the FDA’s pronouncement without an NDA. Consequently, in continuing to market this product, we rely on the FDA’s enforcement discretion with respect to the product, but we cannot guarantee that the FDA will not in the future choose to require an NDA or ANDA for the product, notwithstanding the fact that similar products have been marketed for many years.

If we fail to enter into and maintain successful strategic relationships for our product candidates, we may have to reduce or delay our product candidate development or increase our expenditures.

Our strategy for developing, manufacturing, and commercializing products in certain therapeutic areas currently requires us to enter into and successfully maintain strategic relationships with pharmaceutical companies or other industry participants to advance our programs and reduce our expenditures on each program. In addition to our development partners for MD Turbo and our pain product formulations, we have to date formed strategic relationships with Pharmaceutical Product Development, Inc. and other companies. We may not be able to negotiate additional strategic relationships on acceptable terms, if at all. If we are not able to maintain our existing strategic relationships or establish and maintain additional strategic relationships, we may have to limit the size or scope of, or delay, one or more of our product development programs or research programs, or undertake and fund these programs ourselves. If we elect to increase our expenditures to fund product development programs or research programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all.

If we acquire other complementary technologies or companies, our financial performance could suffer, and such acquisitions involve a number of risks.

We may from time to time actively seek to identify and acquire companies, technologies, or pharmaceutical products with attributes complementary to our products and services. Acquisitions that we make may involve numerous risks, including:

•	diverting management’s attention from other business concerns;

•	being unable to maintain uniform standards, controls, procedures, and policies;

•	entering markets in which we have no direct prior experience;

•	improperly evaluating new services and technologies or otherwise being unable to fully exploit the anticipated opportunity; and

•	being unable to successfully integrate the acquisition.

Any of the factors listed above would adversely affect our results of operations.

We are not able to prevent third parties, including potential competitors, from developing and selling an anti-cancer vaccine for NHL having the same composition of matter as BiovaxID.

Our BiovaxID vaccine is based on research and studies conducted at Stanford University and the NCI. As a result of published studies, the concept of the vaccine and its composition of matter are in the public domain and cannot be patented by us, the NCI, or any other party. We have filed a PCT patent application on the type of cell media that is used to grow cell cultures in the production of our vaccine, and we have filed a PCT patent application on certain features of the integrated production and purification system used to produce and purify the vaccine in an automated closed system. However, we cannot prevent other companies using different manufacturing processes from developing active immunotherapies that directly compete with BiovaxID.

We are aware of several companies focusing on the development of active immunotherapies for NHL, including Genitope Corporation, Antigenics, Inc., Favrille, Inc., and Large Scale Biology Corporation. We believe none of these companies uses the hybridoma method to produce a patient-specific vaccine, and of these companies, only Genitope and Favrille have a product candidate in Phase 3 clinical trials. Several companies, such as Genentech, Inc., Corixa Corporation, Biogen Idec, and Immunomedics, Inc., are involved in the development of passive immunotherapies for NHL. These passive immunotherapies include Rituxan, a monoclonal antibody, and Zevalin and Bexxar, which are passive radioimmunotherapy products. Competition could impair our ability to generate revenue and could increase costs.

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

In addition to the patent applications that we have filed and the patent we hold relating to the method of producing BiovaxID, SinuNase is the subject of a patent that we license from Mayo Foundation that expires in 2018. The MD Turbo device is the subject of four issued U.S. patents and one pending U.S. application that are held by Respirics, Inc., our development partner for MD Turbo, and these patents expire in 2016.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•	our issued patents and issued patents of our licensors may not provide a basis for commercially viable products, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our strategic partners’ employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods, and know-how, it will be more difficult for us to enforce our patent rights and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our technologies and product candidates, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may find it difficult to prevent compounding pharmacies from preparing compounded formulations of amphotericin B solution for the treatment of CRS in violation of the patents that we license.

We hold an exclusive license to market and sell products made from amphotericin B based on Mayo Foundation’s patented treatment method for CRS. Although amphotericin B has not been approved by the FDA for the treatment of CRS, a number of physicians currently prescribe a compounded formulation of amphotericin B solution for their CRS patients. These formulations are prepared by compounding pharmacies that are in the business of preparing custom-made solutions using FDA-approved active ingredients. While we have sublicensed our rights to the compounded variant of the product to compounding pharmacies, we are aware that other compounding pharmacies may be preparing similar compounded formulations in violation of one or more claims of our licensed patents. Because these patent violations may be sporadic and dispersed, we may not be able to easily identify the violations. In addition, because the patents that we license from Mayo Foundation relate to a method of treating CRS, if other amphotericin B solutions become commercially available for other indications, we may not be able to prevent physicians from prescribing such other solutions for CRS on an off-label basis. Such actions could hinder our ability to generate enough revenue to justify development costs and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our products depends on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Numerous United States and foreign issued patents and pending applications, which are owned by third parties, exist in the various areas in which we have products or are seeking to create products, including patents relating to specific anti-fungal formulations and methods of using the formulations to treat infections, as well as patents relating to serum-based vaccines and methods for detection of lymphoma. The interpretation of patent claims is complex and uncertain. The legal standards governing claim interpretations are evolving and changing. Thus, any significant changes in the legal standards would impact the way that we interpret the claims of third-party patents in our product areas. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

If a third party claims that we infringe on their patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do;

•	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and

•	redesigning our process so that it does not infringe, which may not be possible or may require substantial time and expense.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

If federal or state enforcement authorities characterize any portion of the fees payable to us by sublicensees of our CRS therapy as remuneration for recommending or referring business to the compounding pharmacies, then such fees could be challenged under federal and/or state anti-kickback laws.

We have sublicensed our rights to Mayo Clinic’s patented CRS therapy to several compounding pharmacies that pay us a sublicensing fee each time they dispense an anti-fungal for CRS treatment under a physician’s prescription. We may enter into additional sublicensing arrangements in the future with other compounding pharmacies and charge similar royalties. We also maintain a small group from our specialty pharmaceuticals business to educate physicians about Mayo Clinic’s research and studies relating to the causes and potential treatment methods for CRS. We believe that the fees payable to us by sublicensed compounding pharmacies are payable solely for the grant of the sublicense to the Mayo Clinic’s CRS therapy, and such sublicense fees are payable regardless of the source of the prescription. However, if federal or state enforcement authorities characterize any part of these sublicense fees as remuneration to us in exchange for arranging for or recommending the services of, or otherwise referring business to, these compounding pharmacies, then these sublicense fees could be challenged under federal and/or state anti-kickback laws. To the extent that enforcement is initiated, we could face fines and other penalties, which could harm our business.

The revenues that we receive from sublicensing the amphotericin B therapy for CRS to compounding pharmacies could be materially adversely impacted by FDA enforcement action.

Although we cannot market SinuNase until we obtain FDA approval, our license agreement with Mayo Foundation permits us to sublicense Mayo Foundation’s patent rights related to amphotericin B for use as a therapy for CRS to compounding pharmacies under license agreements approved by Mayo Foundation. Such compounding pharmacies would then have the right to use the sublicense to compound the product for prescribing physicians. Pharmacy compounding is considered to be part of the practice of pharmacy, regulated by state pharmacy practice acts. The FDA does not typically exercise its enforcement authority against traditional pharmacy compounding whereby pharmacists extemporaneously compound and manipulate reasonable quantities of human drugs upon receipt of a valid prescription for an individually identified patient from a licensed practitioner. However, the FDA has taken enforcement action against pharmacies whose activities the FDA believes exceed the scope of the practice of pharmacy by engaging in the actual manufacturing of drug products. The FDA has identified that such activities may include, but not be limited to, compounding drugs in anticipation of receiving prescriptions, using commercial-scale manufacturing or testing equipment for compounding, failing to document individual medical need for the compounded product, and failing to operate in conformance with state law regulating the practice of pharmacy. In the event that the FDA takes an enforcement action against any of the compounding pharmacies to which we may sublicense the amphotericin B therapy, the revenues we receive could materially decline, which could harm our business. We have no assurance that the FDA will refrain from taking enforcement actions against any of the compounding pharmacies, nor can we assure you that laws related to the FDA’s regulation of compounding pharmacies will not provide the FDA with additional enforcement authority against compounding pharmacies, all of which could result in a decline in our revenues which would harm our business. In addition, our representatives educate physicians about the availability of the compounding services, and while we believe that such information does not represent promotion of the product, the FDA may disagree, and we could be subject to enforcement action, including but not limited to a warning letter demanding that we cease the provision of such information.

Physicians may be reluctant to prescribe amphotericin B for treatment of CRS while it is an unapproved indication.

Physicians are permitted to prescribe drug for unapproved indications, sometimes referred to as “off-label” uses, as part of the practice of medicine. However, the federal Medicaid program, which provides significant reimbursement for prescription drugs, restricts the types and uses of drugs which may be paid for with federal funds. The Medicaid program primarily provides reimbursement only for drugs used for medically accepted indications. A medically accepted indication is defined as a use that has either been approved by the FDA or is supported by specific compendia set forth in the Medicaid statute, in which off-label usage is significantly restricted. Submission of a claim to federal or state governments for reimbursement of an off-label use of a drug not eligible for such reimbursement could be considered a false claim under the Federal False Claims Act, if such claim was submitted knowing it was false. Although the federal government has focused its attention in this area on the activities of drug manufacturers in promoting off-label uses of their products, these actions have been high profile and have involved substantial settlements. Such governmental activity has heightened concerns of physicians regarding off-label prescribing. This may result in a decline in prescriptions of amphotericin B for treatment of CRS. Such decline could cause our revenues to decline materially and harm the business of our company.

We currently depend on a sole-source supplier for KLH, a critical raw material used in the manufacture of BiovaxID, and physicians who administer BiovaxID depend on a sole-source supplier for GM-CSF, an immune system stimulant administered with BiovaxID.

We currently depend on single source suppliers for critical raw materials used in BiovaxID and other components used in the manufacturing process and required for the administration of BiovaxID. In particular, manufacturing of BiovaxID requires keyhole limpet hemocyanin, or KLH, a foreign carrier protein. We purchase KLH from BioSyn Arzneimittel GmbH, or BioSyn, a single source supplier. We have entered into a supply agreement with BioSyn, pursuant to which BioSyn has agreed to supply us with KLH. The supply agreement has an initial term of three years and is renewable for indefinite additional terms of five years each at our discretion, so long as we are not in default of our obligations pursuant to this agreement. Either party may terminate the supply agreement earlier upon a breach that is not cured within 60 days or other events relating to insolvency or bankruptcy. Under this agreement BioSyn is not contractually obligated to supply us with the amounts of KLH currently being supplied and necessary for our current clinical trial purposes or for commercialization. There may be no other supplier of KLH of suitable quality for our purposes.

When BiovaxID is administered, the administering physician uses a cytokine to enhance the patient’s immune response, and this cytokine is administered concurrently with BiovaxID. The cytokine used by physicians for this purpose is Leukine® sargramostim, a commercially available recombinant human granulocyte-macrophage colony stimulating factor known as GM-CSF. This cytokine is a substance that is purchased by the administering physician and is administered with an antigen to enhance or increase the immune response to that antigen. The physicians who administer BiovaxID will rely on Berlex Inc., or Berlex, as a supplier of GM-CSF, and these physicians will generally not have the benefit of a long-term supply contract with Berlex. GM-CSF is not commercially available from other sources in the United States or Canada.

Establishing additional or replacement suppliers for these materials or components may take a substantial amount of time. In addition, we may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of BiovaxID, or any other immunotherapies that we may develop, could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization of BiovaxID, or any other immunotherapies that we may develop. If we are unable to obtain adequate amounts of these components, our clinical trials will be delayed. In addition, we will be required to obtain regulatory clearance from the FDA to use different components that may not be as safe or as effective. As a result, regulatory approval of BiovaxID may not be received at all. All these delays could cause delays in commercialization of BiovaxID, delays in our ability to generate revenue from BiovaxID, and increased costs.

Other than BioSyn, Berlex, and the exclusive supply relationships that we have for MD Turbo, Respi~TANN, and our pain products, we are not dependent on any sole-source suppliers.

The market may not be receptive to our products upon their introduction.

The biopharmaceutical products that we may develop may not achieve market acceptance among physicians, patients, health care payors, and the medical community. The degree of market acceptance will depend upon a number of factors, including

•	the receipt of regulatory approvals;

•	limited indications of regulatory approvals;

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantages over existing treatment methods;

•	the prices of such products;

•	reimbursement policies of government and third-party payors;

•	market acceptance of patient-specific active immunotherapies, in the case of BiovaxID;

•	the prevalence and severity of any side effects;

•	potential advantages over alternative treatments;

•	ability to produce our products at a competitive price;

•	stocking and distribution;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

The failure of our product pipeline to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business, financial condition and results of operations.

The National Cancer Institute is not precluded from working with other companies on developing products that are competitive with BiovaxID.

Our BiovaxID vaccine is based on research and studies conducted at Stanford University and the NCI. The concept of producing a patient-specific anti-cancer vaccine through the hybridoma method from a patient’s own cancer cells has been discussed in a variety of publications over a period of many years, and, accordingly, the general method and concept of such a vaccine is not eligible to be patented by us, the NCI, or any other party. Until September 2006, we were a party to a Cooperative Research and Development Agreement, or CRADA, with the NCI for the development of a hybridoma-based patient-specific idiotypic vaccine for the treatment of indolent follicular NHL. We gave notice of termination of the CRADA in September 2006, and the termination will be effective 60 days after notice. Although the NCI transferred sponsorship of the IND for BiovaxID to us in 2004, and although there are certain confidentiality protections for information generated pursuant to the CRADA, the CRADA does not prevent the NCI from working with other companies on other hybridoma-based idiotypic vaccines for indolent follicular NHL or other forms of cancer, and the NCI or its future partners may be able to utilize certain technology developed under our prior CRADA. If the NCI chooses to work with other companies in connection with the development of such a vaccine, such other companies may also develop technology and know-how that may ultimately enable such companies to develop products that compete with BiovaxID. Additionally, through their partnership with the NCI, these companies could develop immunotherapies for other forms of cancer that may serve as barriers to any future products that we may develop for such indications.

Risks Related to Our Industry

Our competitors may develop products that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any future products that we may commercialize.

We compete with several biopharmaceutical companies, and our competitors may:

•	develop product candidates and market products that are less expensive or more effective than our future products;

•	commercialize competing products before we or our partners can launch any products developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic relationships; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with ours, and these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do.

If our competitors market products that are less expensive, safer or more effective than our potential products, or that reach the market sooner than our potential products, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

If we fail to comply with extensive regulations enforced by the FDA, EMEA, and other agencies, the sale of our current products, and the commercialization of our product candidates would be prevented or delayed.

Research, pre-clinical development, clinical trials, manufacturing, and marketing of our products are subject to extensive regulation by various government authorities. Neither we nor our partners have received marketing approval for SinuNase, BiovaxID, Emezine, or certain of our pain products. The process of obtaining FDA, European Medicines Agency, or EMEA, and other required regulatory approvals is lengthy and expensive, and the time required for such approvals is uncertain. The approval process is affected by such factors as

•	the severity of the disease;

•	the quality of submission;

•	the clinical efficacy and safety;

•	the strength of the chemistry and manufacturing control of the process;

•	the manufacturing facility compliance;

•	the availability of alternative treatments;

•	the risks and benefits demonstrated in clinical trials; and

•	the patent status and marketing exclusivity rights of certain innovative products.

Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the drug, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

Our U.S. manufacturing, labeling, storage, and distribution activities also are subject to strict regulation and licensing by the FDA. Our biopharmaceutical manufacturing facilities are subject to periodic inspection by the FDA, the EMEA, and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure, or the failure of our biopharmaceutical manufacturing facilities, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA or these other authorities, including the interruption or prevention of marketing, closure of our biopharmaceutical manufacturing facilities and fines or penalties.

Regulatory authorities also will require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our products or product candidates. Congress or the FDA in specific situations can modify the regulatory process. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions, and criminal prosecutions.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer.

Although we do not have material sales of our biopharmaceutical products outside the U.S. today, our goal is to expand our global presence for these products. Distribution of our products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would impair our ability to generate revenue, increase our compliance costs, and have a material adverse effect on our future business, financial condition, and results of operations.

Our pain products each contain hydrocodone bitartrate as an active ingredient. Hydrocodone is a controlled substance and is subject to extensive regulation by the U.S. Drug Enforcement Agency, or DEA, and internationally by the International Narcotics Control Board and national agencies. These regulations apply to the manufacture, shipment, sale, and use of products containing controlled substances. These regulations also are imposed on prescribing physicians and other third parties, and could make the storage, transport, and use of such products relatively complicated and expensive. The DEA is also involved in the review of labeling, promotion, and risk management plans with the FDA for certain controlled substances. With the increased concern for safety by the FDA and the DEA with respect to products containing controlled substances, it is possible that these regulatory agencies could impose additional restrictions on marketing or even withdraw regulatory approval for such products. In addition, adverse publicity may bring about rejection of the product by the medical community. If the DEA, FDA, or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on these products, our product sales and ability to promote our products could be substantially affected. In addition, we cannot be sure that the DEA will not, in the future, seek to regulate other ingredients in our products as controlled substances.

Our Respi~TANN product also contains pseudoephedrine. The DEA regulates pseudoephedrine, pursuant to the CSA and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical”

because it can be used in the production of illicit drugs. There are two groups of listed chemicals, List I chemicals and List II chemicals; List I chemicals are more strictly regulated. Pseudoephedrine is a List I chemical. Persons or firms who manufacture, distribute, import, or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting, and security. Places where regulated persons or firms handle listed chemicals or chemical mixtures are subject to administrative inspections by the DEA. Failure to comply with relevant DEA regulations can result in civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations. In certain circumstances, violations can lead to criminal prosecution. Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the Federal Food, Drug, and Cosmetic Act. Also, recent regulatory actions at the state level may affect future distribution, advertising, and promotion of pseudoephedrine-containing products.

The insurance coverage and reimbursement status of newly approved products is uncertain and failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. The commercial success of our potential products in both domestic and international markets is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our potential products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations, and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new products, and, as a result, they may not cover or provide adequate payment for our potential products. Even our existing product line could face declining revenues if competitor products are perceived as providing a substantially equivalent therapeutic effect at a lower cost to the payor. They may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of our products. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our products may cause our revenue to decline.

We may not be able to maintain sufficient product liability insurance to cover claims against us.

Product liability insurance for the biopharmaceutical industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the commercialization of our products progresses, or that existing or future claims against us will be covered by our product liability insurance. Moreover, there can be no assurance that the existing coverage of our insurance policy and/or any rights of indemnification and contribution that we may have will offset existing or future claims. We currently maintain product liability insurance of $10 million per occurrence and in the aggregate. We believe that this coverage is currently adequate based on current and projected business activities and the associated risk exposure, although we expect to increase this coverage as our business activities and associated risk grow. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition, and results of operations.

We could be negatively impacted by the application or enforcement of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter or discontinue one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change or discontinue our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we could become subject to false claims litigation under federal statutes, which can lead to treble damages based on the reimbursements by federal health care programs, civil money penalties (including penalties levied on a per false claim basis), restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or restitution, or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that the costs of defending claims or allegations under the False Claims Act will not have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Related to Our Operations

The failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel, particularly Francis E. O’Donnell, Jr., M.D., our Chief Executive Officer and Chairman, Steven R. Arikian, M.D., our President and Chief Operating Officer, Biopharmaceutical Products and Services, and Alan M. Pearce, our Chief Financial Officer. We have entered into employment agreements with each of Messrs. O’Donnell, Arikian, and Pearce, although there is no assurance that they will remain in our employ for the entire term of such employment agreements. The loss of the services of any member of our senior management, scientific, or technical staff may significantly delay or prevent the achievement of product development and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, and could have a material adverse effect on our business, operating results, and financial condition. We do not maintain key man life insurance for any of Messrs. O’Donnell, Arikian, or Pearce. We are not aware of any plans by our key personnel to retire or leave us in the near future.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical, and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product candidates and commercialization of our potential products and growth of our business.

We expect to expand our development, clinical research, and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those product candidates that we elect to commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We have a limited operating history and financial results are uncertain.

We have a limited history as a consolidated company and face many of the risks of a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business model is still emerging. Therefore, we cannot assure you that we will provide a return on investment in the future. An investor in our common stock must consider the challenges, risks, and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries. These challenges include our ability to:

•	execute our business model;

•	create brand recognition;

•	manage growth in our operations;

•	create a customer base cost-effectively;

•	retain customers;

•	access additional capital when required; and

•	attract and retain key personnel.

We cannot be certain that our business model will be successful or that it will successfully address these and other challenges, risks, and uncertainties.

Our relationship with BioDelivery Sciences and the relationship of several of our senior executive officers to BioDelivery Sciences creates potential for conflicts of interest.

Our company and several of our executive officers have relationships with BioDelivery Sciences International, Inc., or BioDelivery Sciences, a publicly traded drug delivery technology company, which may create conflicts of interest. An encochleated version of our SinuNase product is being developed under a license agreement with BioDelivery Sciences under which we have been granted exclusive worldwide rights to BioDelivery Sciences’ encochleation technology for CRS and asthma products. Additionally, Emezine is being jointly developed with Arius Pharmaceuticals, Inc., or Arius, a wholly owned subsidiary of BioDelivery Sciences, under a distribution agreement that we entered into with Arius in March 2004.

Francis E. O’Donnell, Jr., M.D. is a principal stockholder and Chairman of the Board of both our company and BioDelivery Sciences. Previously, Dr. O’Donnell also served as the President and Chief Executive Officer of BioDelivery Sciences. Alan Pearce, our Chief Financial Officer, served as a director for BioDelivery Sciences until September 2005. Also, three of our employees are shared between BioDelivery Sciences and our company.

Our directors and executive officers owe a fiduciary duty of loyalty to us, and to the extent that they are also directors or officers of BioDelivery Sciences, they also owe similar fiduciary duties to BioDelivery Sciences. However, due to their responsibilities to serve both companies, there is potential for conflicts of interest. At any particular time, the needs of BioDelivery Sciences could cause one or more of these executive officers to devote attention to BioDelivery Sciences at the expense of our company. In addition, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Such conflicts will be resolved by our independent directors and directors having no affiliation with BioDelivery Sciences. If conflicts occur, matters important to us could be delayed. The results of such delays are not susceptible to accurate predictions but could include, among other things, delay in the production of sufficient amounts of SinuNase to complete our clinical trials or to meet potential commercial demands. Such delays could increase our costs of development or reduce our ability to generate revenue. Our officers will use every effort to avoid material conflicts of interest generated by their responsibilities to BioDelivery Sciences, but no assurance can be given that material conflicts will not arise which could be detrimental to our operations and financial prospects.

The existence of minority stockholders in our Biovest subsidiary creates potential for conflicts of interest.

We directly own a majority of the outstanding capital stock of Biovest International, Inc., or Biovest, which is our subsidiary that is developing the BiovaxID vaccine, and the remaining Biovest stock is owned by approximately 500 stockholders of record. As a result, conflicts of interest may develop between us and the minority stockholders of Biovest. To the extent that our officers and directors are also officers or directors of Biovest, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Although we intend that such conflicts will be resolved by independent directors of Biovest, if this occurs, matters important to us could be delayed. Francis E. O’Donnell, Jr., M.D., our Chairman and Chief Executive Officer, is also Vice Chairman and a director of Biovest, and Dr. Steven Arikian, a director and our President and Chief Operating Officer, Biopharmaceutical Products and Services, is the Chairman, CEO, and President of Biovest.

A total of 18 million shares of the Biovest stock held by us is transferable under debentures and warrants issued by us.

We hold approximately 72% of the 74,126,635 shares of common stock of Biovest outstanding as of September 30, 2006. In September 2006, we entered into a private placement in which we issued to investors an aggregate of $25.0 million of 8% secured convertible debentures together with common stock purchase warrants. The convertible debentures issued by us in the private placement are convertible at the option of the holder into shares of our common stock or exchangeable for shares of Biovest stock held by us, and the warrants issued in the transaction are exercisable for our common stock or shares of Biovest stock held by us. In addition, we have pledged into an escrow account 18 million shares of the Biovest common stock held by us to secure the repayment of the convertible debentures. The total number of shares of Biovest common stock transferable by us to the investors in the private placement, whether pursuant to the exchange or exercise of the debentures and warrants or the exercise of rights under the pledge agreement, may not exceed 18 million shares in the aggregate. Accordingly, it is possible that our ownership of Biovest common stock could decrease by up to 18 million shares as a result of the September 2006 private placement. In such case, it is possible that we could cease to be the majority shareholder of Biovest.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results. If we do not prevail in these litigation matters or if we are required to expend a significant amount of resources defending such claims, our operating results, financial position, and cash flows could be adversely impacted.

Two of our customers generate a large portion of our revenue, and any reduction, delay, or cancellation of orders from these customers could reduce our revenues.

For the 2005 and 2004 fiscal years, two of our customers, both wholesale distributors, accounted for more than 10% of our revenue. Revenues from Cardinal Health represented approximately 22.0% of our revenue for the nine months ended June 30, 2006, and 25.0% and 15.3% of our revenue for the years ended September 30, 2005 and 2004, respectively, and revenues from McKesson Corporation represented approximately 20.0% of our revenue for the nine months ended June 30, 2006, and 16.4% and 14.6% of our revenue for the years ended September 30, 2005 and 2004, respectively. Any reduction, delay or cancellation of orders from this customer could reduce our revenue.

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

As of June 30, 2006, our long-term debt was $31.7 million, including accrued but unpaid interest, current maturities of long-term debt, and lines of credit, not including discount. Our long-term debt as of June 30, 2006 includes the following:

•	$14.4 million in principal and interest outstanding under our credit facility with Laurus, consisting of a term loan in the amount of $9.8 million and a revolving credit line in the amount of $4.6 million;

•	$3.1 million in principal amount outstanding under a loan from Harbinger Mezzanine Partners, LP;

•	$8.4 million in principal and interest under promissory notes issued by our Biovest subsidiary, $0.4 million of these notes are convertible;

•	$1.0 million in principal and interest outstanding under our bridge note with Hopkins Capital II, LLC;

•	$4.0 million in principal amount outstanding under a revolving credit agreement with Southwest Bank (formerly known as Missouri State Bank and Trust Company); and

•	$0.8 million in principal and interest outstanding under a note from the McKesson Corporation.

On July 31, 2006, we repaid our loan to Harbinger Mezzanine Partners and increased the principal amount outstanding under our revolving credit line with Laurus to $7.5 million under an overadvance letter agreement with Laurus. In addition, on September 29, 2006, we received a loan in the aggregate amount of $25.0 million, less placement fees of $1.6 million and repayment of shareholder debt of $0.8 million, and of which $7.3 million is held in escrow, through the sale of convertible debentures and warrants in a private placement, and we repaid our note to McKesson Corporation on such date.

Under the revised term note with Laurus, assuming that Laurus does not convert the note, our obligation to make equal monthly payments in the amount of $0.3 million together with any accrued and unpaid interest began on July 1, 2006 ($1.0 million has been paid through September 30, 2006). Under the notes evidencing the revolving credit loan portion of our credit facility with Laurus, the $4.5 million principal amount will be due and payable in April 2008, with accrued interest being payable monthly, and the $7.5 million overadvance under the revolving loan will become due on December 31, 2006. The $8.4 million in principal and interest under the notes issued by Biovest will become due on various dates through 2008. The $1.0 million bridge note to The Hopkins Capital Group II, LLC will become due on August 16, 2007. The entire principal balance of the Southwest Bank revolving credit agreement will become due January 15, 2007. The debentures issued in our September 2006 private placement are payable interest-only through September 2007, after which they amortize on a monthly basis in the amount of $0.7 million per month in principal. Any accrued and unpaid interest is paid quarterly beginning January 1, 2007.

Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

we may default on our obligations and the lenders may foreclose on their security interests that secure their loans.

Risks Related to Our Common Stock

Our stock price may be volatile, and your investment in our stock could decline in value.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	results from and any delays in the clinical trials programs;

•	failure or delays in entering additional product candidates into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays in establishing new strategic relationships;

•	delays in the development of our product candidates and commercialization of our potential products;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	issues in manufacturing our product candidates or products;

•	market acceptance of our products;

•	third-party healthcare reimbursement policies;

•	FDA or other United States or foreign regulatory actions affecting us or our industry;

•	litigation or public concern about the safety of our product candidates or products; and

•	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in entrenchment of management or conflicts of interest that could cause our stock price to decline.

As of September 30, 2006, our executive officers, directors, greater-than-10% shareholders and their affiliates beneficially own or control approximately 71.25% of the outstanding shares of our common stock (after giving effect to the conversion of all outstanding convertible preferred stock and the exercise of all outstanding vested and unvested options and warrants). Accordingly, these persons and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that entrenchment of management or conflicts of interest may exist or arise.

Future sales of our common stock could lower the market price of our common stock.

Sales of substantial amounts of our shares in the public market could harm the market price of our common stock, even if our business is doing well. An aggregate of 31,716,279 shares of our common stock were outstanding as of September 30, 2006. Approximately 7,843,506 shares of our common stock outstanding as of September 30, 2006 were eligible for sale in the public market under SEC Rules 144,

144(k), and 701, subject in some cases to volume and other limitations. In addition, as of September 30, 2006:

•	1,753,059 shares issuable upon exercise of options to purchase our common stock were vested and eligible for sale;

•	2,648,482 shares issuable upon the conversion of convertible notes and the exercise of warrants held by Laurus are eligible for immediate sale under a currently effective registration statement covering the resale of such shares by Laurus (but only if Laurus elects to convert or exercise such notes and warrants and subject to certain volume limitations on conversion and exercise);

•	12,751,585 shares issuable upon the conversion of convertible debentures and the exercise of warrants held by investors in our September 2006 private placement will be eligible for immediate sale upon the effectiveness of the registration statement of which is prospectus is a part (but only if such investors elect to convert or exercise such debentures and warrants).

Due to the foregoing factors and due to registration rights held by other persons, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and NASDAQ Global Market rules are creating uncertainty for public companies. As a result of these new rules, we will incur additional costs associated with our public company reporting requirements. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

We have limited experience attempting to comply with public company obligations, including Section 404 of the Sarbanes-Oxley Act of 2002.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The requirement for a report of management, as currently in effect, will first apply to our annual report on Form 10-K for our fiscal year ending September 30, 2008. The requirement for our auditor to attest on management assessment will apply for the fiscal year ending September 30, 2009. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Some provisions of our amended and restated articles of incorporation, bylaws, and Florida law may inhibit potential acquisition bids that you may consider favorable.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions include:

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	advance notice procedures required for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•	limitations on persons authorized to call a special meeting of stockholders;

•	a staggered board of directors;

•	a requirement that vacancies in directorships are to be filled by a majority of directors then in office and the number of directors is to be fixed by the board of directors; and

•	no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Florida Business Corporation Act, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “potential,” “expect,” “predict,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” “would,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “RISK FACTORS” above.

Forward-looking statements include, but are not limited to, statements about:

•	the progress and timing of our development programs, clinical trials, and pursuit of regulatory approvals for SinuNase, Biovaxid, and the other products in our development pipeline;

•	our expectations and capabilities relating to the marketing of our current products and our products in development;

•	our ability to manufacture sufficient amounts of our product candidates for clinical trials and, if approved, products for commercialization activities;

•	the content and timing of submissions to and decisions made by the FDA and other regulatory agencies, including demonstrating to the satisfaction of the FDA the safety and efficacy of our product candidates;

•	the accuracy of our estimates of the size and characteristics of the markets to be addressed by our product candidates;

•	our ability to obtain reimbursement for any of our product candidates that may be approved for sale from third-party payors, and the extent of such coverage;

•	our ability to protect our intellectual property and operate our business without infringing on the intellectual property of others;

•	our ability to compete with other companies that are developing or selling products that are competitive with our products;

•	our estimates regarding future operating performance and capital requirements; and

•	the impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling shareholders, although we may receive proceeds from the exercise of warrants by the selling shareholders, if exercised. We cannot guarantee that the selling shareholders will exercise any warrants.

SELLING SHAREHOLDERS

On behalf of the selling shareholders named in the table below (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), we are registering, pursuant to the registration statement of which this prospectus is a part, 14,626,754 shares of our common stock, 10,576,928 of which are issuable upon conversion of our 8% secured convertible debentures due September 29, 2010 and 4,049,826 of which are issuable upon exercise of common stock purchase warrants held by the selling shareholders. The debentures and common stock purchase warrants were issued by us to the selling shareholders in a private placement that closed on September 29, 2006. We are registering the shares being offered under this prospectus pursuant to a Registration Rights Agreement, dated September 29, 2006, that was entered into between us and the selling shareholders in connection with the private placement.

We are registering the shares to permit the selling shareholders to offer these shares for resale from time to time. The selling shareholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling shareholders. For more information, see the section of this prospectus entitled “PLAN OF DISTRIBUTION.”

The table below lists the selling shareholders and information regarding their ownership of common stock as of September 30, 2006:

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Registered for Sale(1)(2)	Shares Owned After Sale of Registered Shares(2)
			Number	Percentage(3)
Midsummer Investment, Ltd.(4)	1,582,642	4,488,559	0	—
Whitebox Convertible Arbitrage Partners, L.P.(5)	1,582,642	1,683,210	0	—
Whitebox Hedged High Yield Partners, LP(5)	1,582,642	1,683,210	0	—
Guggenheim Portfolio Company XXXI, LLC(5)	168,322	168,322	0	—
GPC LIX, LLC(5)	280,536	280,536	0	—
Pandora Select Partners, LP(5)	392,751	392,751	0	—
Whitebox Intermarket Partners, LP(5)	280,536	280,536	0	—
Laurus Master Fund, Ltd.(6)	1,582,642	2,805,349	1,582,642	4.99%
Wolverine Convertible Arbitrage Fund Trading Limited(7)	1,582,642	1,683,210	0	—
Rockmore Investment Master Fund, Limited(8)	561,070	561,070	0	—
Rodman & Renshaw, LLC(9)	600,001	600,001	0	—

(1)	Represents a good faith estimate of the maximum number of shares of common stock issuable pursuant to the 8% Secured Convertible Debentures due September 29, 2010 and the Common Stock Purchase Warrants. The convertible debentures and warrants contain conversion and exercise limitations providing that a selling shareholder may not at any time, unless waived by the selling shareholder upon no less than 61 days prior written notice, convert such notes or exercise such warrants into shares of our common stock if and to the extent that such conversion or exercise would result in the selling shareholder having beneficial ownership (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 4.99% of our common stock. Accordingly, the number of shares of common stock set forth in the table as being registered for a selling shareholder may exceed the number of shares of common stock that the selling shareholder could own beneficially at any given time through its ownership of the convertible debentures and warrants.

(2)	Assumes that the shareholders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. The selling shareholders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(3)	The percentage of common stock beneficially owned is based on 31,716,279 shares of common stock outstanding on September 30, 2006.

(4)	Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(5)	Mr. Andrew Redleaf, as managing member of the General Partner, has the power to vote or to dispose of the shares held by Whitebox Convertible Arbitrage Partners, L.P., Whitebox Hedged High Yield Partners, L.P., Guggenheim Portfolio Company XXXI, LLC, GPC LIX, LLC, Pandora Select Partners, L.P., and Whitebox Intermarket Partners, L.P.

(6)	Laurus Capital Management, LLC is the investment manager for Laurus Master Fund. The Principals of Laurus Capital Management are David and Eugene Grin. By virtue of their position as Principals of Laurus Capital Management, Messrs. Grin exercise direct voting and investment control over the shares of our common stock owned by Laurus Master Fund. In addition to the 8% Secured Convertible Debentures and the Common Stock Purchase Warrants issued to Laurus Master Fund, Ltd. on September 29, 2006, Laurus Master Fund, Ltd. holds warrants and notes to purchase up to 3,296,425 shares of our common stock. Similar to the convertible notes and warrants received in the private placement described in this registration statement, the other warrants and notes held by Laurus contain exercise and conversion limitations providing that Laurus may not at any time exercise such warrants or convert such notes into shares of our common stock if and to the extent that such conversion or exercise would result in Laurus having beneficial ownership (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 4.99% of our common stock.

(7)	Mr. Rob Bollick has the power to vote or to dispose of the shares held by Wolverine Convertible Arbitrage Fund, Ltd.

(8)

Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 19, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(9)	Rodman & Renshaw, LLC is a broker-dealer who acquired its warrants as compensation for serving as a placement agent in the private placement in which the warrants were issued. Mr. Thomas G. Pinou has the power to vote or to dispose of the shares held by Rodman & Renshaw, LLC.

PLAN OF DISTRIBUTION

Each selling shareholder of the common stock being offered under the prospectus and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions that were entered into after the effective date of the registration statement of which this prospectus is a part, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements of Accentia Biopharmaceuticals, Inc. appearing in the company’s Annual Report on Form 10-K for fiscal year ended September 30, 2005 (as filed with the SEC on December 29, 2005 and as amended on May 16, 2006) have been audited by Aidman, Piser & Company, P.A., independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s website. The address of this site is http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for fiscal year ended September 30, 2005 (as filed with the SEC on December 29, 2005 and as amended on May 16, 2006);

•	our Quarterly Reports on Form 10-Q for the quarter ended December 31, 2005 (as filed with the SEC on February 14, 2006 and amended on May 16, 2006), for the quarter ended March 31, 2006 (as filed with the SEC on May 15, 2006), and for the quarter ended June 30, 2006 (as filed with the SEC on August 14, 2006);

•	our Current Reports on Form 8-K as filed with the SEC on November 8, November 15, November 29, and December 1, 2005 and January 5, March 2, April 6, April 12, May 2, May 15, May 16, May 19, July 10, July 19, July 24, August 28, September 11, September 26, October 2, October 19, and November 1, 2006;

•	the description of our common stock contained in our Registration Statement on Form S-1 filed on June 14, 2006 under the caption “DESCRIPTION OF CAPITAL STOCK” and any amendments or reports filed for the purpose of updating such description; and

•	All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

Attention: Francis E. O’Donnell, Jr., M.D.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$5,416
Accounting fees and expenses	$18,000
Legal fees and expenses	$15,000
Printing and Miscellaneous	$8,000
Total expenses	$46,416

All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.	Indemnification of Directors and Officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, and State of Florida, on this 1st day of November, 2006.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Francis E. O’Donnell, Jr., M.D. Chairman of the Board of Directors Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Francis E. O’Donnell, Jr., M.D, and Alan M. Pearce his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Francis E. O’Donnell, Jr., M.D. Francis E. O’Donnell, Jr., M.D.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2006

/s/ Alan M. Pearce Alan M. Pearce	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 1, 2006

/s/ Steven R. Arikian Steven R. Arikian	Director	November 1, 2006

/s/ David M. Schubert David M. Schubert	Director	November 1, 2006

/s/ John P. Dubinsky John P. Dubinsky	Director	November 1, 2006

S-1

EXHIBIT INDEX

Exhibit Number		Description of Document
3.1	—	Amended and Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

3.2	—	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.1	—	Reference is made to Exhibits 3.1 and 3.2.

4.2	—	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.3	—	Agreement of Merger and Plan of Reorganization, dated January 8, 2003, between Registrant, TEAMM Pharmaceuticals, Inc., and TEAMM Principals (filed as Exhibit 4.3 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.4	—	Amended and Restated Agreement of Merger and Plan of Reorganization, dated April 3, 2002, between Registrant, The Analytica Group, Ltd., and The Analytica Group, Inc. (filed as Exhibit 4.4 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.5	—	Merger Agreement, dated September 30, 2003, between Registrant and IMOR Private Institute for Medical Outcome Research GmbH (filed as Exhibit 4.5 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.6	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Registrant and certain investors named therein including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, and Vincent Keating (filed as Exhibit 4.6 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.7	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Registrant and certain investors named therein including Ronald E. Osman and Steve Stogel (filed as Exhibit 4.7 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.8	—	Amended and Restated Investors’ Rights Agreement, dated January 7, 2005, between Registrant and Pharmaceutical Product Development, Inc., as amended July 8, 2005 and August 11, 2005 (including Assignment and Assumption Agreement, dated June 28, 2005, among the Company, Pharmaceutical Product Development, Inc. and PPD International Holdings, Inc.) (filed as Exhibit 4.8 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.9	—	Series E Convertible Preferred Stock Purchase Agreement, dated January 9, 2004, between Registrant and Pharmaceutical Product Development, Inc. (filed as Exhibit 4.9 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.10	—	Series E Convertible Preferred Stock Purchase Agreement, dated April 15, 2004, between Registrant and Ronald E. Osman (filed as Exhibit 4.10 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.11	—	Form of Series E Subscription Agreement between Registrant and certain investors named therein, including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, Steve Stogel, and Vincent Keating (filed as Exhibit 4.11 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.12	—	Registration Rights Agreement, dated April 3, 2002, between Registrant and Steven Arikian, M.D., John Doyle, Julian Casciano, and Roman Casciano, as amended by Amendment No. 1, dated March 30, 2005, and Amendment No. 2, dated April 29, 2005 (filed as Exhibit 4.12 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

5.1	—	Opinion of Foley & Lardner LLP.

10.1	—	License Agreement, dated April 12, 2004, between Registrant and BioDelivery Sciences International, Inc., as amended pursuant to an Asset Purchase Agreement dated September 7, 2004 and as further amended by those certain letter agreements dated March 28, 2005 and April 25, 2005 (filed as Exhibit 10.1 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.2(b)	—	License Agreement, dated February 10, 2004, between Registrant and Mayo Foundation for Medical Education and Research, as amended on December 12, 2004 (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.3	—	Exclusive Agreement, dated September 17, 2004, between Registrant and The Board of Trustees of the Leland Stanford Junior University (filed as Exhibit 10.3 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.4	—	Investment Agreement, dated April 10, 2003, between Registrant and Biovest International, Inc., as amended (filed as Exhibit 10.4 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.5(b)	—	Distribution Agreement, dated June 15, 2004, between Registrant and Argent Development Group, LLC, as amended (filed as Exhibit 10.5 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.6(b)	—	Distribution Agreement, dated March 12, 2004, between Registrant and Arius Pharmaceuticals, Inc. (filed as Exhibit 10.6 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.7	—	Biologics Distribution Agreement, dated February 27, 2004, between Registrant and McKesson Corporation (filed as Exhibit 10.7 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.8(b)	—	Distribution Agreement, dated May 28, 2003, between Registrant and Acheron Development Group, LLC (filed as Exhibit 10.8 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.9(b)	—	Distribution Agreement, dated May 23, 2003, between Registrant and Ryan Pharmaceuticals, Inc, as amended (filed as Exhibit 10.9 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.10(b)	—	Amended and Restated Distribution and Supply Agreement, dated August 12, 2005, between Registrant and Respirics, Inc. (filed as Exhibit 10.10 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.11(b)	—	Product Development Agreement, dated January 24, 2003, between Registrant and Respirics, Inc. (filed as Exhibit 10.11 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.12	—	Cooperative Research and Development Agreement, dated May 27, 1999, between Registrant and The National Cancer Institute, as amended by that certain amendment dated April 6, 2005 (filed as Exhibit 10.12 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.13(b)	—	Manufacturing and Supply Agreement, dated June 6, 2003, between Registrant and Mikart, Inc. (filed as Exhibit 10.13 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.14(b)	—	Supply Agreement, dated December 1, 2004, between Registrant and biosyn Arzeneimittel GmbH. (filed as Exhibit 10.14 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.15	—	First Amended and Restated Royalty Stream Purchase Agreement, dated August 11, 2005, between Registrant and Pharmaceutical Product Development, Inc. (filed as Exhibit 10.15 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.16	—	Office Lease, dated May 1, 2004, between Registrant, as Tenant, and AP Southeast Portfolio Partners, LP, as Landlord (filed as Exhibit 10.16 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.17	—	Standard Form of Lease, dated April 1, 2004, between Registrant, as Tenant, and Pizzagalli Properties, LLC, as Landlord, as amended (filed as Exhibit 10.17 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.18	—	Agreement of Lease, dated December 1998, between Registrant, as Tenant, and We’re Associates Company, as Landlord (filed as Exhibit 10.18 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.19	—	Agreement of Lease, dated February 26, 2002, between Registrant, as Tenant, and Heartland Rental Properties, LLC, as Landlord, as amended (filed as Exhibit 10.19 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.20	—	Lease, dated March 22, 2005, between 460 Park Associates, as Landlord, and Registrant, as Tenant (filed as Exhibit 10.20 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.21	—	Space Lease, dated October 26, 1995, between Registrant, as Tenant, and Worcester Business Development Corporation, as Landlord, as amended (filed as Exhibit 10.21 to the Registration Statement on Form S-1 filed on March 6, 2006 (Registration No. 333-132237) and incorporated by reference).

10.22	—	Lease Agreement dated December 2003, between Registrant and IMOR Private Institute for Medical Outcome Research GmbH (filed as Exhibit 10.22 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.23(a)	—	2003 Stock Option Plan, as amended (filed as Exhibit 10.23 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.24(a)	—	Employment Agreement, dated January 1, 2005, between Registrant and Dr. Francis E. O’Donnell (filed as Exhibit 10.24 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.25(a)	—	Employment Agreement, dated April 3, 2002, between Registrant and Dr. Steven R. Arikian, as amended (filed as Exhibit 10.25 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.26(a)	—	Second Amended and Restated Executive Employment Agreement, dated December 31, 2004, between Registrant and Martin G. Baum, as amended on February 10, 2005 (filed as Exhibit 10.26 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.27(a)	—	Employment Agreement, dated January 1, 2005, between Registrant and Alan M. Pearce (filed as Exhibit 10.27 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.28(a)	—	Employment Agreement, dated January 1, 2005, between Registrant and Samuel S. Duffey (filed as Exhibit 10.28 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.29	—	Form of Director and Officer Indemnity Agreement (filed as Exhibit 10.29 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.30	—	Form of Warrant for Purchase of Shares of Series E Convertible Preferred Stock granted by Registrant to Series E Holder (filed as Exhibit 10.30 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.31	—	Form of Warrant for Purchase of Shares of Series D Convertible Preferred Stock granted by Registrant to Series D Holder (filed as Exhibit 10.31 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.32	—	Form of Warrant for Purchase of Common Stock granted by Registrant to Common Stock Holder (filed as Exhibit 10.32 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.33(a)	—	Form of Non-Qualified Stock Option Agreement (filed as Exhibit 10.33 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.34(a)	—	Form of Incentive Stock Option Agreement (filed as Exhibit 10.34 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.35(a)	—	2005 Equity Incentive Plan (filed as Exhibit 10.35 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.36	—	Revolving Credit Agreement, dated March 30, 2004, between Missouri State Bank and Trust Company and Registrant, as amended on March 22, 2005 (filed as Exhibit 10.36 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.37	—	Bridge Loan Promissory Note, dated October 15, 2003, of Registrant payable to Alan MacInnis (filed as Exhibit 10.37 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.38	—	Loan Agreement, dated August 9, 2003, between Registrant and Harbinger Mezzanine Partners, L.P., together with Secured Promissory Note, Stock Purchase Warrant and Security Agreement, as amended (filed as Exhibit 10.38 to the Registration Statement on Form S-1 (Amendment No. 8) filed on October 3, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.39	—	Accentia Assumption of Debt and Security Agreement, dated December 31, 2003, between Registrant and McKesson Corporation, as amended by the First Amendment, dated February 9, 2005, and as modified on May 31, 2005, June 28, 2005, July 8, 2005, August 15, 2005, and September 13, 2005 (filed as Exhibit 10.39 to the Registration Statement on Form S-1 (Amendment No. 8) filed on October 3, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.40	—	Forbearance Agreement, dated December 9, 2003, between Registrant, Accent Rx, Inc. and McKesson Corporation (filed as Exhibit 10.40 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.41	—	Warrant Purchase Agreement, dated December 1, 1998, between Registrant and McKesson Corporation (filed as Exhibit 10.41 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.42	—	Credit Agreement, dated November 30, 1998, between Registrant and McKesson Corporation (filed as Exhibit 10.42 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.43	—	Security Agreement, dated November 30, 1998, between Registrant and McKesson Corporation (filed as Exhibit 10.43 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.44	—	Lease Agreement, dated November 2004, between Registrant and Bay Villa Developers, Inc., as General Partner for Hyde Park Plaza Associates, Ltd. (filed as Exhibit 10.64 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.45	—	Post Residential Rental Agreement, dated April 15, 2005, between Registrant and Post Apartment Homes, L.P. (filed as Exhibit 10.65 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.46(b)	—	Manufacturing and Supply Agreement, dated August 23, 2002, between Registrant and Kiel Laboratories (filed as Exhibit 10.66 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.47	—	Securities Purchase Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.67 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.48	—	Amended and Restated Security Agreement dated February 13, 2006 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.4 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.49	—	Second Amended and Restated Secured Convertible Term Note, dated April 29, 2005, of Registrant payable to Laurus Master Fund, Ltd. (filed as Exhibit 10.69 to the Registration Statement on Form S-1 filed on March 6, 2006 (Registration No. 333-132237) and incorporated by reference).

10.50	—	Second Amended and Restated Convertible Minimum Borrowing Note dated April 29, 2005 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.2 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.51	—	Amended and Restated Non-Convertible Revolving Note dated April 29, 2005 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.7 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.52	—	Stock Pledge Agreement and Intercompany Note Pledge Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.72 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.53	—	Amended and Restated Common Stock Purchase Warrant, dated August 16, 2005, granted by Registrant to Laurus Master Fund, Ltd. (filed as Exhibit 10.73 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.54	—	Subsidiary Guaranty, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.74 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.55	—	Amended and Restated Registration Rights Agreement dated February 13, 2006 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.5 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.56	—	Promissory Note, dated September 1, 2001, of Registrant payable to Dr. David DeFouw, as modified on February 28, 2005. (filed as Exhibit 10.76 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.57	—	Promissory Note, dated September 1, 2001, of Registrant payable to Ioannis Kordistos, as modified on January 18, 2005 (filed as Exhibit 10.77 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.58	—	Unsecured Promissory Note, dated June 30, 2005, issued to The Hopkins Capital Group II, LLC (filed as Exhibit 10.79 to the Registration Statement on Form S-1 (Amendment No. 6) filed on July 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.59	—	Omnibus Amendment and Consent, dated August 16, 2005, between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.80 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.60	—	Common Stock Purchase Warrant, dated August 16, 2005, between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.81 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.61	—	Bridge Loan Agreement, dated August 16, 2005, between Registrant and The Hopkins Capital Group II, LLC, together with Bridge Loan Note, dated August 16, 2005 (filed as Exhibit 10.82 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.62(b)	—	Option Agreement with Mayo Foundation (filed as Exhibit 10.83 to Registrant’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.63(b)	—	Agreement with Collegium Pharmaceutical, Inc. (filed as Exhibit 10.84 to Registrant’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.64	—	Promissory Note Dated September 30, 2005 (filed as Exhibit 10.85 to Registrant’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.65	—	Overadvance Letter Agreement and Additional Common Stock Purchase Warrant, dated December 29, 2005, between Registrant and Laurus Master Fund, Ltd (filed as Exhibit 10.86 to the Registration Statement on Form S-1 filed on March 6, 2006 (Registration No. 333-132237) and incorporated by reference).

10.66	—	Trust Ratification dated February 13, 2006 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.1 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.67	—	MSB Subordination Agreement dated February 13, 2006 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.3 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.68	—	Second Omnibus Amendment dated February 13, 2006 between Registrant and Laurus Master Fund, Ltd. (filed as Exhibit 10.6 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.69	—	Joinder Agreement dated February 13, 2006 between TEAMM Pharmaceuticals, Inc. and Laurus Master Fund Ltd. (filed as Exhibit 10.8 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.70	—	Revolving Credit Agreement dated December 30, 2005 between Registrant and Missouri State Bank (filed as Exhibit 10.9 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.71	—	Revolving Credit Note dated December 30, 2005 between Registrant and Missouri State Bank (filed as Exhibit 10.10 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.72	—	Security Agreement dated December 30, 2005 between Registrant and Missouri State Bank (filed as Exhibit 10.11 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.73	—	Continuing Contract of Guaranty dated December 30, 2005 between Registrant, Missouri State Bank, and other parties (filed as Exhibit 10.12 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.74	—	Security Agreement dated December 30, 2005 between TEAMM Pharmaceuticals, Inc. and Missouri State Bank (filed as Exhibit 10.13 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.75	—	Stock Pledge Agreement dated December 30, 2005 between The Francis E. O’Donnell, Jr. Irrevocable Trust No. 1 dated May 25, 1990 and Missouri State Bank (filed as Exhibit 10.14 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.76	—	Securities Pledge and Security Agreement dated December 30, 2005 between Dennis L. Ryll and Missouri State Bank (filed as Exhibit 10.15 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.77(a)	—	Form of Incentive Option Grant under 2005 Equity Incentive Plan (filed as Exhibit 10.16 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.78(a)	—	Form of Non-Qualified Option Grant under 2005 Equity Incentive Plan (filed as Exhibit 10.17 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.79(a)	—	Form of Non-Employee Directors Option Grant under 2005 Equity Incentive Plan (filed as Exhibit 10.18 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.80	—	Warrant dated February 13, 2006 from Registrant to Laurus Master Fund Ltd. (filed as Exhibit 10.19 to Registrant’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.81	—	Amended and Restated Stock Pledge Agreement, dated as of April 29, 2005 and amended and restated as of April 25, 2006, among Laurus Master Fund, Ltd., Registrant, and each other Pledgor party thereto (filed as Exhibit 10.1 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.82	—	Demand Note, dated April 25, 2006, issued by Biovest International, Inc. to Laurus Master Fund, Ltd. (filed as Exhibit 10.2 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.83	—	First Bank Subordination Agreement, dated as of April 25, 2006, by and among Laurus Master Fund, Ltd., First Bank (“First Bank”) and Registrant (filed as Exhibit 10.3 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.84	—	Telesis Subordination Agreement, dated as of April 25, 2006, by and among Laurus Master Fund, Ltd., Telesis CDE Two, LLC (“Telesis CDE”), Biovax, Inc. (“Biovax”), Biovest International, Inc. and Registrant (filed as Exhibit 10.4 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.85	—	Promissory Note, dated April 25, 2006, issued by Biovax Investment LLC (“Leverage Fund”) to Biolender, LLC (“Biolender”) (filed as Exhibit 10.5 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.86	—	Loan and Security Agreement, dated as of April 25, 2006, between Leverage Fund and Biolender (filed as Exhibit 10.6 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.87	—	Subordinated Convertible Promissory Note, dated April 25, 2006, from Biovax to Telesis CDE (filed as Exhibit 10.7 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.88	—	Convertible Loan Agreement, dated as of April 25, 2006, by and among Biovax, Telesis CDE and Biovest International, Inc. (filed as Exhibit 10.8 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.89	—	Guaranty, dated April 25, 2006, made by Frances E. O’Donnell, Jr., Kathleen M. O’Donnell (as Trustee of the Frances E. O’Donnell, Jr. Irrevocable Trust), Dennis L. Ryll, Ronald Osman, Steven J. Stogel, Donald L. Ferguson, Donald L. Ferguson (as trustee of the Donald L. Ferguson Revocable Trust), Biovest International, Inc. and Registrant in favor of U.S. Bancorp Community Investment Corporation (“USBCIC”) and Telesis CDE (filed as Exhibit 10.9 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.90	—	Limited Liability Company Agreement of Biolender, LLC, dated April 25, 2006, between Biovest International, Inc. and Registrant (filed as Exhibit 10.10 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.91	—	Put Option Agreement dated April 25, 2006, between Biovax IC, Leverage Fund, USBCIC and Biolender (filed as Exhibit 10.11 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.92	—	Purchase Option Agreement dated April 25, 2006, between Biovax IC, Leverage Fund, USBCIC and Biolender (filed as Exhibit 10.12 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.93	—	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest International, Inc. to Telesis CDE (filed as Exhibit 10.13 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.94	—	Common Stock Purchase Warrant, dated April 25, 2006, issued by Registrant to Telesis CDE (filed as Exhibit 10.14 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.95	—	Tax Credit Reimbursement and Indemnity Agreement, dated as of April 25, 2006, between Biovax and USBCIC (filed as Exhibit 10.15 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.96	—	Asset Purchase Agreement dated April 18, 2006 between Biovest International, Inc. and Biovax (filed as Exhibit 10.16 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.97	—	Vaccine Purchase and Sale Agreement, dated as of April 28, 2006, between Biovax and Biovest International, Inc. (filed as Exhibit 10.17 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.98	—	Indemnification Agreement, dated as of April 25, 2006, from Biovest International, Inc. to Dennis Ryll (filed as Exhibit 10.18 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.99	—	Indemnification Agreement, dated as of April 25, 2006, from Biovest International, Inc. to Steven Stogel (filed as Exhibit 10.19 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.100	—	Indemnification Agreement, dated as of April 25, 2006, from Biovest International, Inc. to Donald Ferguson (filed as Exhibit 10.20 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.101	—	Indemnification Agreement, dated as of April 25, 2006, from Biovest International, Inc. to Ronald Osman (filed as Exhibit 10.21 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.102	—	Indemnification Agreement, dated as of April 25, 2006, from Biovest International, Inc. to Francis O’Donnell (filed as Exhibit 10.22 to Registrant’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.103	—	Note and Warrant Purchase Agreement, dated March 31, 2006, between Biovest International, Inc. and Laurus Master Fund, Ltd. (filed as Exhibit 10.1 to Registrant’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.104	—	Secured Promissory Note, dated March 31, 2006, issued by Biovest International, Inc. to Laurus Master Fund, Ltd. (filed as Exhibit 10.2 to Registrant’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.105	—	Restricted Account Agreement, dated March 31, 2006, among Biovest International, Inc., Laurus Master Fund, Ltd., and North Fork Bank (filed as Exhibit 10.4 to Registrant’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.106	—	Restricted Account Letter Agreement, dated March 31, 2006, between Biovest International, Inc. and Laurus Master Fund, Ltd. (filed as Exhibit 10.5 to Registrant’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.107	—	Stock Pledge Agreement, dated March 31, 2006, between Laurus Master Fund, Ltd. and Registrant (filed as Exhibit 10.8 to Registrant’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.108	—	Securities Purchase Agreement, dated May 15, 2006, among Registrant and the parties identified as “Buyers” therein (“Securities Purchase Agreement”) (filed as Exhibit 10.1 to Registrant’s Form 8-K filed May 19, 2006 and incorporated herein by reference).

10.109	—	Form of Common Stock Purchase Warrant, dated May 15, 2006, issued by Registrant pursuant to Securities Purchase Agreement (filed as Exhibit 10.3 to Registrant’s Form 8-K filed May 19, 2006 and incorporated herein by reference).

10.110	—	Registration Rights Agreement, dated May 15, 2006, among Registrant and Buyers under Securities Purchase Agreement (filed as Exhibit 10.2 to Registrant’s Form 8-K filed May 19, 2006 and incorporated herein by reference).

10.111	—	Forebearance Agreement between Harbinger Mezzanine Partners L.P. and Accentia Biopharmaceuticals, Inc. dated July 3, 2006 (filed as Exhibit 10.1 to Registrant’s Form 8-K filed July 10, 2006 and incorporated herein by reference).

10.112	—	Overadvance Letter Agreement, dated July 13, 2006, among Laurus Master Fund, Ltd., Accentia Biopharmaceuticals, Inc., The Analytica Group, Inc., and TEAM Pharmaceuticals, Inc. (filed as Exhibit 10.1 to Registrant’s Form 8-K filed July 19, 2006 and incorporated herein by reference)

10.113	—	Amendment to Option Agreement, dated July 20, 2006, between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research together with Form of Common Stock Purchase Warrant. (filed as Exhibit 10.1 to Registrant’s Form 8-K filed July 24, 2006 and incorporated herein by reference)

10.114	—	Amendment and Consent to Release between Biovest International, Inc. and Laurus Master Fund dated August 2, 2006. (filed as Exhibit 10.8 to Registrant’s Form 10-Q filed August 14, 2006 and incorporated herein by reference)

10.115	—	Second Amendment to License Agreement, dated August 22, 2006, between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research (filed as Exhibit 10.1 to Registrant’s Form 8-K filed August 28, 2006 and incorporated herein by reference).

10.116	—	Common Stock Purchase Warrant dated August 22, 2006, between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research (filed as Exhibit 10.2 to Registrant’s Form 8-K filed August 28, 2006 and incorporated herein by reference).

10.117	—	Side Letter dated August 22, 2006 between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research (filed as Exhibit 10.3 to Registrant’s Form 8-K filed August 28, 2006 and incorporated herein by reference).

10.118	—	Securities Purchase Agreement, dated as of September 29, 2006, among Accentia Biopharmaceuticals, Inc. and each of the purchasers named therein (including form of Common Stock Purchase Warrant and form of Secured Convertible Debenture issued thereunder) (filed as Exhibit 10.1 to Registrant’s Form 8-K filed October 2, 2006 and incorporated herein by reference)

10.119	—	Registration Rights Agreement, dated as of September 29, 2006, among Accentia Biopharmaceuticals, Inc., and each of the purchasers of Secured Convertible Debentures. (filed as Exhibit 10.2 to Registrant’s Form 8-K filed October 2, 2006 and incorporated herein by reference)

10.120	—	Registration Rights Agreement, dated as of September 29, 2006, among Biovest International, Inc., and each of the purchasers of Secured Convertible Debentures. (filed as Exhibit 10.3 to Registrant’s Form 8-K filed October 2, 2006 and incorporated herein by reference)

10.121	—	Pledge Agreement, dated as of September 29, 2006, among Accentia Biopharmaceuticals, Inc., each of the purchasers of Secured Convertible Debentures, and American Stock Transfer & Trust Company. (filed as Exhibit 10.4 to Registrant’s Form 8-K filed October 2, 2006 and incorporated herein by reference)

10.122	—	Amendment No. 1 to the First Amended and Restated Royalty Stream Purchase Agreement between Pharmaco Investments, Inc., dated October 9, 2006 (filed as Exhibit 10.1 to Registrant’s Form 8-K filed October 19, 2006 and incorporated herein by reference).

14.1	—	Code of Conduct (filed as Exhibit 14.1 to Registrant’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

14.2	—	Director Indemnity Agreements (filed as Exhibit 14.2 to Registrant’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

21	—	Subsidiaries of the Registrant (filed as Exhibit 21 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

23.1	—	Consent of Aidman Piser & Company, P.A.

(a)	Indicates management contract or compensatory plan.

(b)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.